Exhibit 99

Victor Perez Resigns as Trico Marine's Chief Financial Officer

 HOUSTON, June 18 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that Victor M. Perez, who has served as Vice President, Chief Financial Officer (CFO) and Treasurer since 1995, has resigned effective June 30, 2003.

The Board of Directors has elected Ronald O. Palmer, Chairman of the Board, to serve as interim CFO and Treasurer. One of the Company's founders, Mr. Palmer served as the Company's CFO and Treasurer from 1980 to 1995.

"Vic Perez has served the Company well over the past eight years," said Tom Fairley, president and chief executive officer. "We thank him for his dedication, loyalty and his many contributions to Trico."

Trico Marine provides a broad range of marine services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.